                                                                     EXHIBIT (8)

                        SULLIVAN & CROMWELL TAX OPINION

                                                                October 10, 1997

FIRST UNION CORPORATION,
One First Union Center,
Charlotte, North Carolina 28288.

Ladies and Gentlemen:

     We have acted as counsel to First Union Corporation, a corporation organized under the laws of North Carolina, ("First Union") in connection with the planned merger (the "Corporate Merger") of Covenant Bancorp Inc., a New Jersey corporation, ("Covenant") with and into First Union, pursuant to the Agreement and Plan of Mergers (the "Agreement"), dated as of August 4, 1997, by and among Covenant, Covenant Bank, First Union and First Union National Bank. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement or the appendices thereto (including the Agreement).

     We have assumed with your consent that (1) the Corporate Merger will be effected in accordance with the Agreement and will qualify as a merger under applicable law and (2) the representations contained in the letters of representation from First Union and Covenant to us dated October 10, 1997 were true and correct when made and will be true and correct at the Effective Time.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Corporate Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and that:

          (i) no gain or loss will be recognized for federal income tax purposes by Covenant stockholders upon the exchange in the Corporate Merger of shares of Covenant common stock, Covenant Series A preferred stock and/or Covenant Series B preferred stock (collectively, "Covenant Stock") solely for First Union Common Stock (except with respect to cash received in lieu of a fractional share interest in First Union Common Stock);

          (ii) the basis of First Union Common Stock received in the Corporate Merger by Covenant stockholders (including the basis of any fractional share interest in First Union Common Stock deemed received) will be the same as the basis of the shares of Covenant Stock surrendered in exchange therefor;

          (iii) the holding period of First Union Common Stock received in the Corporate Merger by a Covenant stockholder (including the holding period of any fractional share interest in First Union Common Stock deemed received) will include the period during which the shares of Covenant Stock surrendered in exchange therefor were held by the Covenant stockholder, provided such shares of Covenant Stock were held as capital assets at the Effective Time; and

          (iv) cash received by a Covenant stockholder in lieu of a fractional share interest in First Union Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such stockholder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the stockholder's adjusted tax basis in the Covenant Stock allocable to the fractional share interest.

     We express no opinion as to the effect of the Corporate Merger on any stockholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

First Union Corporation                                                    - 2 -

     The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, Covenant stockholders who received their Covenant Stock upon the exercise of employee stock options or otherwise as compensation, that hold their Covenant Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,

                                         SULLIVAN & CROMWELL